Exhibit 1

We, the undersigned, hereby express our agreement that the attached Amendment No. 7 to Schedule 13D is filed on behalf of each of the undersigned.

Date: January 21, 2009

/s/ Floyd D. Gottwald, Jr.
Floyd D. Gottwald, Jr.

/s/ John D.Gottwald
John D.Gottwald

/s/ William M. Gottwald
William M. Gottwald